U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 21, 2005
Western Gaming Corporation
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-49950	88-0219239
(Commission File No.)	(IRS Employer Identification No.)

1515 Tropicana Ave, Suite 140
Las Vegas NV 89119
702-795-3601
(Address and telephone number of principal executive offices and place of business)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General   Instruction A.2. below)

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13ed-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 -- Registrant’s Business Operations

Item 1.01 Entry into a Material Definitive Agreement.

On July 21, 2005, Western Gaming Corporation entered into a Stock Purchase Agreement with the sole shareholder of Inrob Ltd., Ben Tsur Joseph, whereby all of the issued and outstanding shares of Inrob Ltd. were acquired by Western Gaming Corporation for a total of 26,442,585 shares of common stock of Western Gaming Corporation, to be issued after the upcoming reverse split of the common stock of Western Gaming Corporation at a rate of 10.98 shares of old common stock for each one share of new common stock. The shares issued to Ben Tsur Joseph will give Ben Tsur Joseph control over approximately 88% of the issued and outstanding shares of the common stock immediately after the effectiveness of the reverse split and the share issue to Equity Capital Investments described in item 5.01 below.

As part of the transaction, Mr. Frank DeRenzo, former President and former controlling shareholder of the Registrant, who sold his shares of common stock to Inrob Ltd., will receive a total of 350,000 shares of post reverse common stock for consultancy services provided in the past.

Section 5 -- Corporate Governance and Management

Item 5.01 Changes in Control of Registrant

On July 21, 2005, control of the Registrant was assumed by Inrob, Ltd, pursuant to the purchase from Equity Capital Investment, Inc. of 22,590,417 shares of pre reverse common stock of the Registrant including 19,151,705 shares out of a total of 29,209,273 shares of pre reverse common stock of the Registrant which were issued in exchange for debts of $40,000 due to Mr. DeRenzo from the Registrant.

The transaction involved the payment of a total of $475,000 for the entire amount of shares, previously owned by Frank DeRenzo.

Based upon the total number of shares owned by Inrob Ltd., Inrob Ltd. controlled, prior to the issue of the shares to Mr. Joseph approximately 64% of the total issued and outstanding shares of common stock.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective July 21, 2005, the following Directors resigned from the Board of Directors and/or Principal Officers of the registrant.

Frank H. DeRenzo, Robert Muniz and DeAnn Moore

The Directors resigning have stated in their resignation letter that their resignation does not in any way imply or infer that there is any dispute or disagreement relating to the Company’s operations, policies or practices.

In addition, Lucia Picciotti, was appointed as the sole director of Western Gaming Corporation and approved the transaction with Inrob, Ltd., and the other corporate actions to be taken in conjunction with the transaction, including appointing Ben-Tsur Joseph and Rami Palatchi as Directors and Ben-Tsur Joseph as President. Thereupon she resigned from the Board of Directors of Western Gaming Corporation

The Director resigning stated in her resignation letter that her resignation does not in any way imply or infer that there is any dispute or disagreement relating to the Company’s operations, policies or practices.

Each resigning Director has been provided a copy of his disclosure, no later than the day the Registrant is filing the disclosure with the Commission. Each Director will be given an opportunity to furnish the Registrant a letter or response, that he/she agrees with the statements made by the Registrant in this Section 5.02, and if not, stating the respects in which he/she does not agree.

The following individuals have been appointed by to our Board of Directors, effective July 21, 2005:

Name	Age	Position
Ben-Tsur Joseph	45	President and Director
Rami Palatchi	46	Director

Ben-Tsur Joseph, Co-founder, President and sole Director, co-founded the Company with in 1988 and was joint CEO until 1999. He has extensive experience and knowledge of unmanned ground vehicle ("UGV") operations and continues to work closely with major defense clients. Mr. Joseph is currently the president and sole director of Inrob.

Rami Palatchi, joined the Company as Director in July 2005. Mr. Palatchi, is a certified electronic engineer and is currently working in the defense industry in the field of aviation. Mr. Palatzi has been working for the Israeli Air Industry (a quasi-governmental agency) since 1984. Since 2000 he as been in the Safety Control Department where he is a safety engineer dealing with all areas of safety problems.

Since 2000 he as been in the Safety Control Department where he is a safety engineer dealing with all areas of safety problems.

We do not have a chief financial officer. However, Mr. Joseph serves as our principal accounting officer and will soon be appointed our chief financial officer.

Section 9 -- Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of business acquired
To be filed by Amendment
(b)	Pro forma financial information
To be filed by Amendment
(c)	Exhibits
Exhibit 99.1Stock Purchase Agreement between Western Gaming Corporation, Ben-Tsur Joseph and Inrob Ltd.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Western Gaming Corporation

Date: August 3, 2005	By:	/s/ Ben Tsur Joseph
Ben Tsur Joseph President